Exhibit 4.10
FIRST AMENDMENT

TO PURCHASE AGREEMENT

This FIRST AMENDMENT, dated as of July 15, 2005 (the “Amendment”), is made and entered into with respect to the Purchase Agreement among PCA International, Inc. (predecessor to Portrait Corporation of America, Inc.) (the “Company”), GS Mezzanine Partners II, L.P. (“GS Mezzanine”) and GS Mezzanine Partners II Offshore, L.P. (“GS Offshore” and, together with GS Mezzanine, the “Purchasers”), dated as of June 27, 2002 (as amended through the date hereof, the “Purchase Agreement”). Capitalized terms used herein without definition are so used as defined in the Purchase Agreement.

RECITALS

WHEREAS, the Company and the Purchasers have agreed to enter into a waiver (“Waiver”) of certain provisions of Section 6.1(a) of the Purchase Agreement concurrently with this Amendment,

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein,

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.1 Amendments to Section 1. Section 1 of the Purchase Agreement is hereby amended by inserting the following definition in its proper alphabetical location:

“2005 Refinancing” means the Refinancing of the Credit Agreement by Opco with (i) one or more debt facilities with banks or other institutional lenders providing for revolving loans, term loans, senior secured notes or other extensions of credit in the original aggregate principal amount of up to $60 million and (ii) a letters of credit facility with banks or other institutional lenders providing for the issuance of letters of credit in the original aggregate principal amount of up to $20 million.

Section 1.2 Amendments to Section 6. Section 6 of the Purchase Agreement is hereby amended by adding a new section 6.1(f) as follows:

“The Company shall deliver to each Purchaser and each Holder that is an Institutional Investor so long as such Purchaser or such Holder holds any Note or Warrant as soon as available, but in any event by the earlier to occur of (x) 10 Business Days following the date of consummation of the 2005 Refinancing and (y) August 1, 2005 (or if the 2005 Refinancing is consummated after July 18, 2005 but prior to August 1, 2005, then within 10 Business Days following the date of consummation of the 2005 Refinancing), an audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of the 2004 Fiscal Year and the related consolidated and consolidating statements of income, retained earnings, stockholders’ equity and cash flows for the year, audited by Deloitte & Touche or other firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Purchasers, setting forth in each case in comparative form the figures for the previous year, reported without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification or any other material qualification or exception.”

Section 1.3 Amendments to Section 8.

(a) Section 8 of the Purchase Agreement is hereby amended by adding a new Section 8.1(e) to the Purchase Agreement as follows:

“(e) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, create, issue, assume, guarantee, permit to exist or otherwise become liable for any Senior Indebtedness other than Senior Indebtedness referenced in clause (i) or (ii) of the definition thereof up to (x) a total of $60 million in respect of Company Guarantees of the Credit Agreement and the other Credit Documents (plus all Obligations (other than for principal) of the Company and its Restricted Subsidiaries in respect of such Senior Indebtedness), (y) a total of $165 million in respect of (1) the Senior Notes (or notes issued in exchange therefore prior to the date hereof) and (2) any Refinancing Indebtedness Refinancing the Senior Notes (or notes issued in exchange therefore prior to the date hereof) and (z) a total of $10 million in respect of (1) the Opco Notes and (2) any Refinancing Indebtedness Refinancing the Opco Notes.”

(b) Section 8 of the Purchase Agreement is hereby amended by adding a new Section 8.1(f) to the Purchase Agreement as follows:

“(f) The Company will not, directly or indirectly, in any event incur, create, issue, assume, guarantee, permit to exist or otherwise become liable for any Indebtedness that (1) is Indebtedness that is not subordinated in right of payment to the Notes, other than Senior Indebtedness permitted by Section 8.1(e) of this Purchase Agreement or (2) ranks pari passu with the Notes (other than up to $20 million of Indebtedness incurred in accordance with clause (10) of the definition of “Permitted Indebtedness” in connection with the 2005 Refinancing or, without duplication, any Refinancing thereof) .”

Section 1.4 Amendments to Section 12. Section 12 of the Purchase Agreement is hereby amended by replacing Section 12.1(c) in its entirety with the following:

“(c) there shall be a default in the performance or breach of the provisions of Section 6.1(f), Section 7.8, Section 8.2(a), Section 8.6 or Section 9;”

Section 2. Expenses. The Company acknowledges that Section 15.1 of the Purchase Agreement applies to the Waiver, this Amendment and all matters related to or arising out of discussions between the Company and the Purchasers in respect of the 2005 Refinancing, and any previously proposed refinancing or waiver; provided, that the Company will not be required to pay any costs, fees or expenses of any legal counsel of the Purchasers pursuant to this Section 2 in excess of $50,000 in the aggregate for work completed through the date of this Amendment (the “Legal Counsel Fees”).

Section 3. Reference to and Effect on the Financing Documents. On and after the Amendment Effective Date, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Purchase Agreement, and each reference in the Financing Documents to “the Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement as amended by this Amendment. The execution, delivery and effectiveness of this Amendment and the amendment of the Purchase Agreement as provided herein shall not, except as expressly provided herein, operate as a waiver, termination, rescission, repudiation, relinquishment, amendment, modification or supplement of any right, power, privilege, remedy or obligation of any party arising, created or existing under or by virtue of the Purchase Agreement or of any provision of the Purchase Agreement. The parties hereto agree that except as expressly amended herein, all of the provisions of the Purchase Agreement and the other Financing Documents are and shall remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed.

Section 4. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5. Effective Date. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which (x)(1) this Amendment and (2) the Waiver shall have been executed and delivered by each of the Company and each of the Holders of Notes and (y) the Legal Counsel Fees have been paid in full. The parties hereto agree that the Waiver shall not become effective until the Amendment Effective Date.

Section 6. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PORTRAIT CORPORATION OF AMERICA, INC.

By:	/s/ Donald Norsworthy___

Name: Donald Norsworthy

Title: Executive Vice President and Chief Financial Officer

GS MEZZANINE PARTNERS II, L.P.

By: GS Mezzanine Advisors II, L.L.C.,
its general partner

By: /s/ John E. Bowman____________

Name: John E. Bowman

Title: Vice President

GS MEZZANINE PARTNERS II OFFSHORE, L.P.

By: GS Mezzanine Advisors II, L.L.C.,
its general partner

By: /s/ John E. Bowman____________
Name: John E. Bowman
Title: Vice President